Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Golden Star Acquisition Corporation (the “Company”) on Amendment No. 2 to Form S-1 of our report dated July 25, 2022, with respect to our audit of the Company’s financial statements as of December 31, 2021 and for the period from July 9, 2021 (inception) to December 31, 2021, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

Irvine, California

September 15, 2022